Contacts: Lisa Bliss	Peter Cauley	Stephen Greene
Marketing Co-Ordinator	Chief Financial Officer	Brodeur Worldwide
PointBase	DataMirror	617-587-2872
408-961-1152	905-415-0310 ext. 271	sgreene@brodeur.com
lisa.bliss@pointbase.com	pcauley@datamirror.com

PointBase Introduces Version 4.8 of Java Relational Database
and Data Synchronization Software

New Features Improve and Refine Data Recovery and System Performance

SANTA CLARA, CALIFORNIA – (February 2nd, 2004)– PointBase, the leader in Java™ data management and synchronization solutions, today announced Version 4.8 of its PointBase Embedded and PointBase Micro Java relational databases, and PointBase UniSync, its Java-based bi-directional data synchronization product. Delivering on a longstanding commitment to provide  tri-annual product releases, this latest version addresses critical customer requirements for increased performance, improved data recovery, and heightened database security.

“The enhancements introduced in Version 4.8 allow companies to implement full-featured data management and synchronization solutions that deliver security, scalability, and efficiency to both embedded database and mobile data management applications. These solutions allow businesses to reduce total cost of ownership, while introducing more effective data management capabilities,” says Steve Jones, Managing Director, Engineering, PointBase.

PointBase Embedded Version 4.8 includes the following enhancements:

  Roll Forward Recovery –allows customers to apply changes from log files, instead of only recovering data from the last full backup. This feature provides further options for managing backups, while enabling shorter backup times and minimizing exposure to data loss.

  Count( ) Optimization –facilitates rapid determination of number of rows in a table.

  Optimization for Nested Queries –speeds execution of nested queries, particularly those with large temporary tables.

  Security for Stored Procedures –offers a new optional permission utilizing the Java Security Manager that limits which files can be used for stored procedures.

  Space Release Optimization– enables more efficient utilization of space during heavy system loads.

PointBase UniSync Version 4.8 can now support many more concurrent PointBase Micro spokes  per hub. Customers benefit from increased concurrency and improved scalability.

PointBase Micro Version 4.8 is a maintenance release, which further enhances performance and usability.

For more information on PointBase Embedded, PointBase Micro, and PointBase UniSync, call   408-961-1100 (toll free: 1-877-238-8798), e-mail sales@pointbase.com, or visit www.pointbase.com/pr48.

About PointBase
PointBase, a division of DataMirror, is the leading provider of Java data management and synchronization products for the embedded database and data mobility markets. PointBase’s products are used in Java server applications and are also embedded within Java applications. The company’s products are the preferred solution for Java mobile data applications found on laptops, PDAs and other mobile devices. Customers include: Sun Microsystems, BEA Systems, and Macromedia.

About DataMirror
DataMirror (Nasdaq: DMCX; TSX: DMC), a leading provider of live, on demand data integration and protection solutions, gives companies the power to manage, monitor and protect their corporate data in real-time. Over 1,750 companies have gone live with DataMirror software including 3M Pharmaceuticals, Debenhams, FedEx Ground, First American Bank, GMAC Commercial Mortgage, OshKosh B’Gosh, Priority Health, Tiffany & Co., and Union Pacific Railroad. DataMirror is headquartered in Markham, Canada, and has offices around the globe. For more information, visit www.datamirror.com.

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"Safe Harbour" Statement under the United States Private Securities Litigation Reform Act of 1995:

Forward-looking statements in this press release, including statements regarding DataMirror Corporation's business which are not historical facts, are made pursuant to the "safe harbour" provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements of plans, objectives, strategies and expectations. The words "anticipate", "believe", "estimate" and "expect" and similar expressions are intended to identify forward-looking statements. Numerous important factors affect DataMirror's operating results and could cause DataMirror's actual results to differ materially from the results indicated by this press release or by any forward-looking statements made by, or on behalf of, DataMirror, and there can be no assurance that future results will meet expectations, estimates or projections. These factors include, but are not limited to, the following: the difficulty of developing, marketing and selling new products successfully; variability of quarterly operating results; dependence upon on the continued growth and success of DataMirror's software products; competition; rapid technological change and new product introductions; dependence upon continued growth in the database and enterprise data integration markets; dependence upon relationships with complementary vendors and distribution channels; the ability to recruit and retain key personnel; risks of international operations, including currency exchange rate fluctuations and global economic conditions; possible software errors or defects; possible infringement claims by third parties; and other factors discussed in DataMirror’s Annual Information Form and other periodic filings with the United States Securities and Exchange Commission and other regulatory authorities. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those indicated in any forward-looking statements. DataMirror disclaims and does not assume any obligation to update these forward-looking statements.

Copyright 2004 DataMirror Mobile Solutions, Inc.  PointBase is a registered trademark of DataMirror Mobile Solutions, Inc. Java, 100% Pure Java, all Java-based trademarks are trademarks or registered trademarks of Sun Microsystems, Inc. in the United States and other countries. All other products and services mentioned are trademarks of their respective companies.